UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.      )

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Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

AbbVie Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Your vote is important

The AbbVie Inc. Board of Directors recommends that you vote FOR the management proposal to eliminate supermajority voting (Proposal 4) for the 2023 annual meeting of stockholders. In order to pass, this proposal requires the affirmative vote of shares representing not less than eighty percent (80%) of the outstanding shares of capital stock of AbbVie entitled to vote generally in the election of directors pursuant to Article XI of AbbVie’s Amended and Restated Certificate of Incorporation. If you do not vote your shares on the management proposal, or if you do not provide voting instructions on the management proposal to your broker, it has the effect of voting against the proposal.

Please refer to the 2023 proxy statement for more information on the proposal.

Proposal 4: Management Proposal to Eliminate Supermajority Voting